EXHIBIT I

                                 PLAN OF MERGER

                                       OF
                            NAVESINK RIVER GROUP INC.
                                      INTO
                            ARC COMMUNICATIONS, INC.

                                    ARTICLE I
                        Names of Constituent Corporations

     1. The name of each constituent corporation (together the "Constituent Corporations") to this Merger is Navesink River Group Inc. a New Jersey corporation, ("NRG") and ARC COMMUNICATIONS, INC., a New Jersey ("ARC").

     2. NRG proposes to merge with and into ARC, which shall be, and is sometimes referred to herein as the "Surviving Corporation", under the name Arc Communications Inc.

                                   ARTICLE II
                          Effective Time of the Merger

     The Merger shall become effective upon the filing, by the secretary of State of the State of New Jersey, pursuant to Section 14A:l0-4 of the New Jersey Business Corporation Act, of a Certificate of Merger (the "Certificate of Merger"), by and between ARC and NRG. The time when the Merger becomes effective shall be the "Effective Time of the Merger" referred to in the Agreement.

                                   ARTICLE III
                     Terms and Conditions of Proposed Merger

     The terms and conditions of the proposed Merger are as follows:

     1. The certificate of Incorporation of ARC, which is incorporated herein by reference, as in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation.

     2. The By-Laws of ARC as in effect immediately prior to the Effective Time of the Merger shall be the By-Laws of the Surviving Corporation.

     3. The Directors and Officers of ARC shall continue to serve as the Officers and Directors of the Surviving Corporation.

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                                   ARTICLE IV
                        Conversion and Exchange of Shares

     Terms of Merger:

     a. Conversion of Shares: Each One (1) share of the Common Stock of NRG (the "NRG Shares") issued and outstanding immediately prior to the Effective Time of the Merger shall by virtue of such Merger and without any action on the part of the owner thereof, be deemed automatically canceled and converted into Five Hundred (500) fully paid, nonassessable shares of the Common Stock of ARC (the "ARC Shares").

     b. Exchange of Shares. The holders and record owner(s) of the outstanding certificate or certificates theretofore representing the NRG Shares shall surrender their shares on or before the Effective Time of the Merger, and upon surrender of such certificate or certificates to ARC, such certificates shall be exchanged for a certificate or certificates representing the number of ARC Shares into which the NRG Shares shall have been converted as set forth above. Until so exchanged, each such outstanding certificate or certificates which prior to the Effective Time of the Merger represented the NRG Shares shall be deemed for all corporate purposes to evidence ownership of the number of ARC Shares into which such NRG Shares shall have been so converted.

                                    ARTICLE V
                              Abandonment of Merger

     The Agreement, the Plan of Merger and the certificate of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time of the Merger as follows:

     (i) by mutual agreement of the Board of Directors of NRG and ARC pursuant to resolutions adopted by such Boards;

     (ii) by NRG or ARC, if the conditions set forth in the Agreement of Merger shall not have been satisfied or waived on or before December 31, 1997;

     (iii) by the Board of Directors of NRG or ARC if the Merger shall not have become effective on or before December 31, 1997; which date may be extended by mutual agreement of the Boards of Directors of both parties.

     (iv) by NRG if at any time before the Effective Time of the Merger NRG determines that the Merger will not quality as a tax free reorganization.

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                                   ARTICLE VI
                                  Miscellaneous

     1. At the Effective Time of the Merger the separate existence of NRC shall cease, and the Constituent Corporations shall be merged into ARC, the Surviving Corporation, in accordance with the provisions of this Plan of Merger and the Certificate of Merger. As of the Effective Time of the Merger, ARC shall possess all the rights, privileges, powers and franchises of a public and of a private nature and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due to each of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectual the property of the surviving Corporation as they were of the Constituent Corporations; and the title or rights to any real or personal property, whether by deed or otherwise, vested in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; provided that all rights of creditors and all liens upon the property of either of said Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Time of the Merger; and all debts, liabilities and duties of NRG shall henceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

     2. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances are necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, the title to any property or rights of NRG, the proper officers and directors of NRG shall and will execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Plan of Merger and the Certificate of Merger.

     IN WITNESS WHEREOF, the duly authorized Constituent Corporation's have executed this Plan of Merger on the this 19th day of December, 1997

ATTEST:                                           ARC COMMUNICATIONS, INC.


/s/ Kenneth Meyer, V.P.                           By: /s/ Steven Meyer
-----------------------------                         --------------------------
Kenneth Meyer, Vice-President                         Steven Meyer, President

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ATTEST:                                           NAVESINK RIVER GROUP, INC.


/s/ John Lisovitch                                By: /s/ Michael Rubel
-----------------------------                         --------------------------
John Lisovitch, Secretary                             Michael Rubel, President